First Federal of Northern Michigan Bancorp, Inc. Announces First Quarter 2013 Results

ALPENA, Mich., May 3, 2013 /PRNewswire/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported consolidated net earnings of $68,000, or $0.02 per basic and diluted share, for the quarter ended March 31, 2013 compared to consolidated net earnings of $601,000, or $0.21 per basic and diluted share, for the quarter ended March 31, 2012. Operating results for the first quarter of 2012 included the recognition of an $886,000 deferred tax benefit related to net operating loss (NOL) carry-forwards in accordance with GAAP accounting which requires the benefit to be recognized when it is more likely than not the NOL will be utilized within the carry-forward period.

The Company's results for the quarter ended March 31, 2013 include:

  Provision for loan losses of $144,000 for the quarter ended March 31, 2013 as compared to $376,000 for the prior year period.
  Quarter over quarter decline in the Company's non interest expenses of $308,000 in the areas of compensation and employee benefits, suspension of our elective contribution to the 401(k) plan and health insurance premiums as a result of self insuring deductibles for employee insurance coverage.
  The continued growth of lower cost average core deposits by $5.6 million over the last 12 months.
  First Federal of Northern Michigan remains "well-capitalized" for regulatory purposes.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "We are pleased to see the lowest level of provision expense in six quarters. It is a function of fewer deals in the foreclosure pipeline at the present time. We are encouraged by this trend but ever mindful that this can change. In general, however, we have seen improved delinquency across all loan categories as we begin the new year. We are also pleased with the $3.0 million increase in commercial loan originations when compared to the same period one year earlier. However, this was not enough to offset the decline in residential mortgage loan production which declined by $4.8 million over the same period. Mortgage rates still remain at historic lows and we are hopeful that with the onset of warmer weather we will see an increase in real estate activity through the region."

Mahler continued, "We are pleased with our reduction in non interest expense for the quarter. We saw a $308,000 decline or 13.4% when compared to the same quarter one year earlier. $113,000 of this decline came in the area of employee compensation. The savings comes from a reduction in the number of full time employees, changes to the health insurance plan and elimination of an elective contribution into employee 401(k) plans since the Bank failed to meet it financial objectives in 2012. The other area of savings came from a reduction of other expenses which declined $125,000 period over period. This 27.2% reduction came from savings related to foreclosure and collection actions along with the costs associated with disposition of Bank owned assets. The savings would have been even better had we not spent over $65,000 in March related to legal and environmental costs associated with a single property we took back during the quarter."

Mahler further stated, "We look for 2013 to be a further continuation of the progress we made over the last three years toward core earnings improvement. The sooner we can dispose of the problem assets and see an end to the charge-offs, the sooner we believe we will see recovery in earnings and value. In the meantime, we continue to focus on what we can control and on pursuing lending opportunities within the communities we serve."

Asset Quality

Total nonperforming assets to total assets increased from 3.06% at March 31, 2012 to 3.42% at December 31, 2012 but decreased to 3.30% at March 31, 2013. Non-performing assets decreased by $290,000 from December 31, 2012 to March 31, 2013 and increased by $409,000 from March 31, 2012 to March 31, 2013. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; securing judgments when feasible and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

	As of
	March 31, 2013	December 31, 2012	March 31, 2012
Asset Quality Ratios
Non-performing assets to total assets	3.30%	3.43%	3.06%
Non-performing loans to total loans	3.32%	3.50%	2.13%
Allowance for loan losses to non-performing loans	36.24%	35.50%	55.43%
Allowance for loan losses to total loans	1.20%	1.24%	1.18%

"Texas Ratio" (Bank)	29.41%	30.83%	27.30%

Total non-performing loans (000's omitted)	$4,622	$4,930	$3,001
Total non-performing assets (000's omitted)	$7,027	$7,327	$6,618

Financial Condition

Total assets of the Company at March 31, 2013 were $212.9 million, a decrease of $975,000, or 0.5%, from $213.8 million at December 31, 2012. Net loans receivable decreased $1.3 million to $137.6 million at March 31, 2013, mostly in the commercial and consumer loan portfolios. Our mortgage loan portfolio remained relatively unchanged period over period.

Deposits decreased $172,000 to $158.2 million at March 31, 2013 from December 31, 2012. FHLB advances decreased $1.5 million as proceeds from loan payments and payoffs, as well as cash on hand, were used to pay off maturing advances.

Stockholders' equity decreased slightly and was $24.4 million at March 31, 2013 and December 31, 2012. The decrease was due primarily to net earnings for the three-month period of $68,000 partially offset by a decrease of $100,000 in the unrealized gain on available-for-sale investment securities. First Federal of Northern Michigan's regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands

Tier 1 (Core) capital ( to
adjusted assets)	$ 22,218	10.47%	$ 8,486	4.00%	$ 10,608	5.00%
Total risk-based capital ( to risk-
weighted assets)	$ 23,893	17.66%	$ 10,824	8.00%	$ 13,530	10.00%
Tier 1 risk-based capital ( to
risk weighted assets)	$ 22,218	16.42%	$ 5,412	4.00%	$ 8,118	6.00%
Tangible Capital ( to
tangible assets)	$ 22,218	10.47%	$ 3,182	1.50%	$ 4,243	2.00%

Results of Operations

Interest income decreased to $2.1 million for the three months ended March 31, 2013 from $2.4 million for the year earlier period. The decrease in interest income resulted primarily from a $4.2 million decrease in average balances of our investment portfolio for the three months ended March 31, 2013 as compared to the same period a year earlier. The decrease in investment securities resulted in a decrease in the overall yield on interest-earning assets of 52 basis points to 4.28% for the 2013 quarter from 4.80% for the 2012 quarter. The proceeds received from maturities and mortgage-backed security pay downs were used to payoff Federal Home Loan Bank advances during the three period ended March 31, 2013.

Interest expense decreased to $321,000 for the three months ended March 31, 2013 from $464,000 for the three months ended March 31, 2012. The decrease in interest expense for the 2013 period was due primarily to a decrease in our overall cost of funds of 27 basis points period over period to 0.78% for the 2013 period from 1.05% for the 2012 period. The cost of our FHLB advances decreased 59 basis points period over period and the overall cost of our interest-bearing deposits decreased 17 basis points over the same time period.

The Company's net interest margin decreased to 3.61% for the three-month period ended March 31, 2013 from 3.87% for the same period in 2012 as a result of the factors mentioned above.

The provision for loan losses for the three-month period ended March 31, 2013 was $144,000, as compared to $376,000 for the prior year period. During the quarter ended March 31, 2012, we added specific reserves of approximately $200,000 on two commercial credit relationships which we had reclassified as Troubled Debt Restructurings and recorded specific reserves of approximately $200,000 on several residential mortgage loans which had progressed in the foreclosure process during the quarter. During the quarter ended March 31, 2013 we experienced fewer loans requiring specific reserves along with lower level of charge-offs. The provision was based on management's review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors.

Non interest income was relatively unchanged at $$440,000 for the quarter ended March 31, 2013 and $447,000 for the 2012 period. Although mortgage rates have remained low our mortgage banking activities were $50,000 lower for the three months ended March 31, 2013 when compared to the same period in 2012.

Non interest expense decreased by $308,000 from $2.3 million for the three months ended March 31, 2012 to $2.0 million for the 2013 period. Most notably, other expenses decreased by $125,000 period over period as we experienced an $111,000 decrease in real estate owned expenses related to troubled credits. In addition, compensation and employee benefits decreased $113,000 period over period as we reduced staffing, suspended our accrual of the elective contribution to the Company's 401K plan and reduced health insurance premiums as a result of self insuring deductibles for employee insurance coverage.

During the quarter ended March 31, 2013 the Company recorded no tax expense, while after careful analysis at March 31, 2012, the Company reversed $866,000 of the valuation allowance against its deferred tax asset, resulting in a tax benefit of $886,000 for the three months ended March 31, 2012. However, during the fourth quarter of 2012 the $866,000 was reversed as a result of management's reevaluation of the DTA and determination that it was more likely than not that some or all of the DTA would not be realized during the period.

Selected Performance Ratios

	For the Three Months Ended March 31
	2013	2012

Performance Ratios:
Net interest margin	3.61%	3.87%
Average interest rate spread	3.50%	3.75%
Return on average assets*	0.13%	1.10%
Return on average equity*	1.07%	9.69%

* Annualized

First Federal of Northern Michigan Bancorp, Inc
Consolidated Balance Sheet

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$ 1,960,216	$ 2,732,109
Overnight deposits with FHLB	21,420	19,701
Total cash and cash equivalents	1,981,636	2,751,810
Securities AFS	51,903,448	50,763,551
Securities HTM	2,345,000	2,345,000
Loans held for sale	115,000	78,712
Loans receivable, net of allowance for loan losses of $1,674,842 and
$1,749,915 as of March 31, 2013 and December 31, 2012, respectively	137,583,927	138,911,989
Foreclosed real estate and other repossessed assets	2,405,141	2,387,307
Federal Home Loan Bank stock, at cost	3,266,100	3,266,100
Premises and equipment	5,323,453	5,394,412
Accrued interest receivable	1,034,410	970,450
Intangible assets	128,670	158,316
Prepaid FDIC premiums	540,372	582,945
Deferred tax asset	382,241	330,831
Originated mortgage servicing rights (net of valuation reserve)	979,961	1,016,070
Bank owned life insurance	4,507,642	4,474,563
Other assets	362,202	402,091
Total assets	$ 212,859,203	$ 213,834,146

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 158,177,800	$ 158,350,134
Advances from borrowers for taxes and insurance	304,638	132,823
Advances from Federal Home Loan Bank	24,862,885	26,357,962
REPO sweep accounts	3,865,981	3,183,351
Accrued expenses and other liabilities	1,245,267	1,375,093

Total liabilities	188,456,572	189,399,363

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued)	31,918	31,918
Additional paid-in capital	23,853,891	23,853,891
Retained earnings	2,833,814	2,766,170
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Accumulated other comprehensive income	646,926	746,723
Total stockholders' equity	24,402,631	24,434,783

Total liabilities and stockholders' equity	$ 212,859,203	$ 213,834,146

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income and Comprehensive Income
	For the Three Months
	Ended March 31,
	2013	2012
	(Unaudited)
Interest income:
Interest and fees on loans	$ 1,816,613	$ 2,040,208
Interest and dividends on investments
Taxable	115,329	150,180
Tax-exempt	37,695	39,073
Interest on mortgage-backed securities	115,371	179,288
Total interest income	2,085,008	2,408,749

Interest expense:
Interest on deposits	221,902	280,544
Interest on borrowings	99,441	183,634
Total interest expense	321,343	464,178

Net interest income	1,763,664	1,944,571
Provision for loan losses	144,074	376,268
Net interest income after provision for loan losses	1,619,591	1,568,303

Non-interest income:
Service charges and other fees	192,440	169,953
Mortgage banking activities	170,432	220,560
Net income (loss) on sale of premises and equipment,
real estate owned and other repossessed assets	6,479	(2,089)
Other	70,992	58,399
Total non-interest income	440,343	446,823

Non-interest expense:
Compensation and employee benefits	1,159,257	1,271,958
FDIC Insurance Premiums	45,699	47,479
Advertising	38,919	33,115
Occupancy	233,446	241,916
Amortization of intangible assets	29,646	73,113
Service bureau charges	77,494	78,787
Professional services	72,863	94,735
Other	334,965	459,548
Total non-interest expense	1,992,290	2,300,651

Income (loss) before income tax expense or benefit	67,644	(285,526)
Income tax benefit	-	(886,200)

Net Income	$ 67,644	$ 600,675

Other Comprehensive Income
Net Income	$ 67,644	$ 600,675
Change in unrealized gain (loss) on available-for-sale securities, net of tax	(99,797)	59,183

Comprehensive Income (loss)	$ (32,153)	$ 659,858

Per share data:
Net Income per share
Basic	$ 0.02	$ 0.21
Diluted	$ 0.02	$ 0.21

Weighted average number of shares outstanding
Basic	2,884,049	2,884,049
Including dilutive stock options	2,884,049	2,884,049
Dividends per common share	$ -	$ -

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACT: Michael W. Mahler, Chief Executive Officer, First Federal of Northern Michigan Bancorp, Inc., (989) 356-9041